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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------



                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported): September 23, 1996


                       SPECIALTY CHEMICAL RESOURCES, INC.
               (Exact Name of Registrant as Specified in Charter)



     Delaware                   1-11013                     34-1366838
  (State or Other          (Commission File        (IRS Employer Identification
  Jurisdiction of               Number)                        No.)
  Incorporation)



    9100 Valley View Road, Macedonia, Ohio                     44056
   (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (216) 468-1380.

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Item 5.           Other Events.

                  The Company, as borrower, entered into a credit agreement with Star Bank, National Association (the Credit Agreement) that provides for a $12,000,000 facility comprised of a revolving line of credit and a term loan. The Credit Agreement, entered into on September 18, 1996 and expiring on December 31, 1998, replaced the Company's credit facility with National City Bank, which provided for a $10,000,000 revolving line of credit. The Credit Agreement is a facility that allows for borrowings based upon collateral comprised of certain inventory, accounts receivable and machinery and equipment. Borrowings under the Credit Agreement bear interest at prime rate plus 1.5%, subject to decrease if certain ratios and financial tests are met.

                 Under the terms of the Credit Agreement, the Company is required to comply with various covenants, the most restrictive of which relate to the maintenance of certain financial ratios, levels of financial performance and tangible net worth, limits on capital expenditures and restrictions on distributions from the Company to its stockholders. As of September 23, 1996, approximately $1,055,000 was unused and available under the Credit Agreement.

                 On September 23, 1996, the Company issued a press release announcing that it had entered into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7(c).       Exhibits.

                 Exhibit 99.1 - Press Release of Specialty Chemical Resources, Inc. dated September 23, 1996.

                 Exhibit 99.2 - Financing Agreement dated as of september 18, 1996, between Star Bank, National Association and Specialty Chemical Resources, Inc.

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                                                    SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SPECIALTY CHEMICAL RESOURCES, INC.



Dated:  September 24, 1996            By:   /s/ Corey B. Roth
                                            -----------------------------------
                                            Corey B. Roth, Vice President,
                                            Treasurer and Assistant Secretary